Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and the Amended and Restated 2019 Employee Stock Purchase Plan of Medallia, Inc. of our reports dated March 22, 2021, with respect to the consolidated financial statements of Medallia, Inc. and the effectiveness of internal control over financial reporting of Medallia, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 22, 2021